Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statements (Nos. 333-172508 and 333-173976) on Form S-1 of Bioanalytical Systems, Inc. of our report dated December 29, 2014, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Bioanalytical Systems, Inc. for the year ended September 30, 2014. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Indianapolis, IN

April 27, 2015